ANNUAL MESSAGE FROM THE CHAIRMAN

Bellevue, WA – December 2, 2009 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, today released a letter from Chairman and Chief Executive Officer Steven White to stockholders reporting on 2009 achievements and looking ahead to the Company's future.

REVIEW OF 2009 AND A LOOK FORWARD

DEAR VALUED STOCKHOLDERS:

This past year has certainly strained many companies throughout the world and I am pleased to report that ITEX has remained focused, executed well on its core business, implemented several strategic investments and experienced growth during a very difficult economic time.

As in my past letters to you, I can once again boast that our company is moving in a positive direction.  In particular, our financial condition continued to improve over the past year and has never been stronger. We increased revenues when many companies in the U.S. experienced declines; we retired all long-term debt when many businesses have become more burdened with debt; and we increased cash and assets when many saw their balance sheets contract.  We ended the fiscal year with more than $2.5 million in cash and almost $2.9 million in operational cash flow.  Operational income increased in each of the four quarters of last year, from $22,000 in the first quarter to $426,000 in the fourth quarter.  Our credit facility with U.S. Bank recently increased from $1.5 million to $2.5 million, with an exceptional 2 ¼% interest rate (adjustable), displaying the bank's confidence in us.

We attribute our financial success in part to our disciplined, conservative and astute management of our finances, our ability to run the company with a lean, smart and dedicated staff, and our understanding that in order make forward leaps, we need to follow our entrepreneurial drive and fearlessly pursue opportunities.  The four acquisitions we have undertaken since August 2005 were calculated risks that have made us a larger and stronger company.  Our strategic initiatives, commenced in the past two years, have been gaining momentum, adding revenues, cash flow,  more brand recognition and strengthening our position as the de facto industry leader for  barter and trading communities.

During fiscal 2009, we continued to allocate resources to personnel, franchisee support and development, technology and toward a number of strategic initiatives such as developing our Web Services program, executing a national strategic partnership strategy, launching ITEX Media Services, and beginning a national advertisement campaign in premier business publications.  Many of the expenses incurred were for start up and one-time costs.  However, we do expect to continue to further invest in some of these initiatives in 2010.

As unemployment and under-employment continues to impact more than 17 million nationwide we believe many of these individuals will take the future into their own hands.  As entrepreneurs they will start their own businesses and search for innovative ways to generate sales. ITEX continues to be a perfect solution for these new business owners.

Stockholder Value

We work very hard to create value for our stockholders.  Since 2005, stockholder equity has increased more than 182%.  Though we are pleased with this result, we understand for many stockholders the most important metric is share price.

As a smaller public company, we continually seek to balance our desire to create value for stockholders with the need to use our resources wisely.  We are cognizant of the burdensome costs of being a public company.  We seek to establish effective internal control over our financial reporting in a cost-effective manner.

But primarily, we seek to emphasize corporate performance.  Focusing on our core customers, ITEX members and franchisees, and managing the resources our customers generate is paramount to me and the corporate staff.    While corporate governance ratings are increasingly important to investors, having the highest corporate governance quotient or the most rigorous internal control system is not my primary goal, particularly if such efforts impact our service to our customers or significantly deplete our resources.

Organizational Priorities

Our corporate headquarters employ 20 dedicated individuals who are responsible for strategy and long term planning, branding, technology, accounting, legal, investor relations, processing transactions for the trading community, and customer relations. For 20 individuals to manage 90 offices (who collectively employ some 400 individuals) generating $16.5 million in annual revenue spreads everyone quite thin. We have no time to waste and expect extraordinary performance from everyone on our team. My priorities for running the organization are:

1.	Increase the value proposition to our members by making participation in the ITEX Marketplace cost effective, easy and profitable;

2.	Provide exceptional service to our franchisees and pay an equitable revenue share to help them succeed;

3.	Fairly compensate our employees and provide a secure, innovative work environment that provides opportunity for professional advancement;

4.	Increase stockholder value by improving operating performance, building net assets and long-term potential.

Fiscal 2009 in Review

Overall, fiscal 2009 was a success, marking our sixth consecutive profitable year. Despite a difficult and complex economic environment in the U.S. and worldwide, we recorded increases in revenues, total assets and stockholder equity.  We continued our investment in technology   and increased our staff size to focus on revenue generating initiatives. As I indicated last year, we are not saving our way to prosperity; rather, we are continually investing in our future.

Selected Highlights

•	Revenue increased in 2009 to $16,502,000 from $15,964,000 in 2008 and $14,171,000 in 2007;

•	Net cash provided by operating activities increased in 2009 to $2,875,000 from $2,374,000 in 2008 and $2,057,000 in 2007;

•	Stockholders' equity increased in 2009 to $13,981,000 from $13,319,000 in 2008 and $12,330,000 in 2007;

•	Total assets increased in 2009 to $16,661,000 from $16,149,000 in 2008 and $14,304,000 in 2007;

•	Acquired assets of a media services company, along with their advertising credits;

•	Retired all debt related to acquisitions making the company debt free;

•	Registered 4,503 new business in 2009 up from 3,248 in 2008 and 2,788 in 2007;

•	Maneuvered the company through the country's financial crisis.

Investments in the Future

Our operational cash flow is expected to allow us to continue investing in our technology, franchisee network, and to pursue strategic opportunities. We continually invest in enhancements to our trading software, our IT staff and in our technology infrastructure, to increase productivity and insure our leadership position.

We are vigilant in our management of the ITEX Marketplace, in our cash flow, and in understanding external market and regulatory conditions that may impact our profitability.  We take calculated risks to pursue new growth initiatives without undermining our foundation.

I would like to personally thank our employees and the franchise network (and their staff) whose dedication and drive is a vital component in our success; our members, to whom we strive to deliver value and service; and our valued stockholders for your continued support and interest.

Sincerely yours,

Steven White
Chairman and CEO

About ITEX

ITEX, The Membership Trading Community SM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX's website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

 This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov.   All information set forth in this release is as of December 2, 2009, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com